Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Felix Carbullido
3250 Van Ness Avenue	Corporate Public Relations
San Francisco, CA 94109	(415) 402-4056

Investor Relations
(415) 616-8571

Williams-Sonoma, Inc. Announces Appointment of
Anne Finucane to Board of Directors

San Francisco, CA, November 9, 2021 – Williams-Sonoma, Inc. (NYSE: WSM) announced today that Anne Finucane has been appointed to its Board of Directors.

“We are delighted to have Anne join our Board,” said Laura Alber, President and Chief Executive Officer. “Her extensive experience in the financial services industry combined with her deep commitment to environmental, social, and governance matters makes her a valuable addition to our Board.”

Scott Dahnke, Board Chair, joined Ms. Alber in welcoming Ms. Finucane to the Board. “We are pleased to announce the addition of Anne to our Board. Her distinguished career in banking, her strategic marketing expertise, and her leadership in corporate social responsibility will provide our Board with key insights in these areas.”

Ms. Finucane has been Vice Chairman of Bank of America Corporation, a global financial services company, since July 2015 and Chairman of the Board of Bank of America Europe since July 2018. Ms. Finucane served as Global Chief Strategy and Marketing Officer for Bank of America from 2006 through July 2015 and served as Northeast Market President from 2004 through July 2015. During her 25-plus years as a senior leader at Bank of America and its legacy firms, Ms. Finucane has led the bank’s environmental and climate finance efforts and has served as senior advisor to four chief executive officers and the Board of Directors. As a member of the executive management team, Ms. Finucane is responsible for the strategic positioning of Bank of America and leads the company’s environmental, social, governance, sustainable finance, and public policy efforts. Ms. Finucane is also the chair of Bank of America’s Global ESG Committee, which directs all of the company’s ESG efforts. She also co-chairs the Sustainable Markets Committee, stewards Bank of America’s climate business initiative of $1 trillion by 2030, oversees the company’s $2 billion Community Development Financial Institution portfolio, and chairs the Bank of America Charitable Foundation. Ms. Finucane announced her intention to retire from Bank of America at the end of this year while maintaining her position as Chair of Bank of America Europe.

ABOUT WILLIAMS-SONOMA, INC.

Williams-Sonoma, Inc. is the world’s largest digital-first, design-led and sustainable home retailer. The company’s products, representing distinct merchandise strategies — Williams Sonoma, Pottery Barn, Pottery Barn Kids, Pottery Barn Teen, West Elm, Williams Sonoma Home, Rejuvenation, and Mark and Graham — are marketed through e-commerce websites, direct-mail catalogs and retail stores. These brands are also part of The Key Rewards, our free-to-join loyalty program that offers members exclusive benefits across the Williams-Sonoma family of brands. We operate in the U.S., Puerto Rico, Canada, Australia and the United Kingdom, offer international shipping to customers worldwide, and have unaffiliated franchisees that operate stores in the Middle East, the Philippines, Mexico, South Korea and India, as well as e-commerce websites in certain locations. We are also proud to lead the industry with our Environmental, Social and Governance (“ESG”) efforts. Our company is Good By Design — we’ve deeply engrained sustainability into our business. From our factories to your home, we’re united in a shared purpose to care for our people and our planet.

For more information on our ESG efforts, please visit: https://sustainability.williams-sonomainc.com/

WSM-IR